UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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POSTROCK ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

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March 18, 2011

To Our Stockholders:

On behalf of your board of directors and management, we are pleased to invite you to attend the annual meeting of stockholders of PostRock Energy Corporation, which will be held at 1:00 p.m., central time, on May 10, 2011 at the Ronald J. Norick Downtown Library, located at 300 Park Avenue, 4th Floor, Oklahoma City, Oklahoma, 73102.

At this meeting, we will ask you to elect nine directors to serve one-year terms, to approve an amendment to our long-term incentive plan and to ratify the appointment of UHY LLP as our independent registered public accounting firm for 2011.

Registration will begin at 12:00 p.m. Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Please bring picture identification, such as a driver’s license or passport, and if you hold your shares in brokerage accounts, a copy of a brokerage statement reflecting stock ownership as of the record date. Please keep in mind that cameras, recording devices and other electronic devices are not permitted at the meeting.

You are urged to vote your shares by following the voting instructions in the Notice of Internet Availability of Proxy Materials. Your vote is important no matter how many shares you own. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

We look forward to seeing you at the meeting.

Sincerely,

David C. Lawler
Chief Executive Officer and President

POSTROCK ENERGY CORPORATION

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 10, 2011

The Annual Meeting of Stockholders of PostRock Energy Corporation will be held at the Ronald J. Norick Downtown Library, located at 300 Park Avenue, 4th Floor, Oklahoma City, Oklahoma, 73102, on May 10, 2011 at 1:00 p.m., central time, for the following purposes:

Proposal 1.	To elect nine directors to serve for terms of one year.

Proposal 2. To approve an amendment to our 2010 Long-Term Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 2,000,000 shares.

Proposal 3. To ratify the appointment of UHY LLP as our independent registered public accounting firm for 2011.

Proposal 4. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.

The board of directors has established March 14, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. For a period of 10 days prior to the annual meeting, a complete list of stockholders of record entitled to vote at the annual meeting will be available at our executive offices for inspection by stockholders during ordinary business hours for proper purposes.

This year we are utilizing the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery. On or about March 21, 2011, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2011 proxy statement and our annual report on Form 10-K for the year ended December 31, 2010. The notice provides instructions on how you can request a paper copy of these documents if you desire. Stockholders, whether or not they expect to be present at the meeting, are urged to vote their shares as promptly as possible by following the instructions in the Notice of Internet Availability of Proxy Materials. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By order of the Board of Directors

Stephen L. DeGiusti
Secretary

March 18, 2011
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102

POSTROCK ENERGY CORPORATION
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102

PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at the 2011 Annual Meeting of Stockholders of PostRock Energy Corporation to be held on May 10, 2011 or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting.

We have elected to provide access to our proxy materials over the Internet and are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice.

All properly delivered proxies pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. When voting regarding the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. When voting regarding the approval of the amendment to our 2010 Long-Term Incentive Plan and the ratification of the appointment of our registered public accounting firm, stockholders may vote for or against the proposal or may abstain from voting. Stockholders should vote their shares on the proxy card we have provided. If no choice is indicated, proxies that are signed and returned will be voted “FOR” the election of all director nominees, the approval of the amendment to our 2010 Long-Term Incentive Plan and the ratification of the appointment of our independent registered public accounting firm.

All shares of our common stock represented by properly delivered and unrevoked proxies will be voted if such proxies are received in time for the meeting.

QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES

The board of directors has established March 14, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. As of the record date, 8,290,482 shares of common stock and 19,584,205 one one-hundredths of a share, or “fractional share,” of Series B Voting Preferred Stock were outstanding. Each share of common stock and each fractional share of Series B preferred stock is entitled to one vote upon each matter to be voted on at the meeting. The holders of Series B preferred stock are entitled to vote in the election of directors and on all other matters submitted to a vote of the holders of our common stock, with the holders of Series B preferred stock and the holders of common stock voting together as a single class. The holders of the Series B preferred stock and their affiliates are currently limited to 45% of the votes applicable to all outstanding voting stock, which limit includes any common stock held by them. The presence, in person or by proxy, of the holders of shares of capital stock entitled to cast a majority of the votes that could be cast at the annual meeting by the holders of all outstanding shares of capital stock entitled to vote at the meeting is necessary to constitute a quorum.

The nine nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. The amendment of our 2010 Long-Term Incentive Plan and the ratification of the appointment of our independent registered public accounting firm are subject to the approval of a majority of the votes cast on the proposal.

Brokers holding shares of our common stock must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. Brokers cannot vote on the election of directors or the amendment of our 2010 Long-Term Incentive Plan without instructions from the beneficial owners. Brokers may vote on the ratification of the appointment of our independent registered public accounting firm without those instructions.

If you do not instruct your broker how to vote on the election of directors or the amendment of our 2010 Long-Term Incentive Plan, your broker will not vote on your behalf on those matters.

Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. For purposes of determining the outcome of any question as to which the broker has indicated that it does not have discretionary authority to vote, these shares will be treated as not present with respect to that question, even though those shares are considered present for quorum purposes and may be entitled to vote on other questions. Because the nine nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors, abstentions and broker non-votes will not affect the outcome of the voting on the elections. Because the amendment of our 2010 Long-Term Incentive Plan and the ratification of the appointment of our independent registered accounting firm require the approval of a majority of the votes cast, abstentions and broker non-votes will not affect the outcome of the voting on those proposals.

Any holder of our capital stock has the right to revoke his or her proxy at any time prior to the voting thereof at the annual meeting by (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date or (3) attending the annual meeting and voting in person. Attendance by a stockholder at the annual meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

COST AND METHOD OF PROXY SOLICITATION

We will bear the cost of the solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or facsimile or in person. We will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of our common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

The board of directors has nominated the nine people listed below for election as directors, each to serve until the next annual meeting of stockholders or until his successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors in its discretion may designate a substitute nominee. If you have filled out the accompanying proxy card, your vote will be cast for the substitute nominee. The board of directors has determined that the size of the board should be reduced from twelve to nine directors effective at the annual meeting to reflect our current size and to improve governance efficiency. As a result, Gabriel A. Hammond, Gary M. Pittman and Jon H. Rateau are not standing for re-election as a director at the annual meeting.

Explanatory Note

In this proxy statement, unless otherwise indicated or the context otherwise requires:

•	references to the “recombination” refer to a series of mergers and entity conversions pursuant to which Quest Resource Corporation (“QRCP”), Quest Energy Partners, L.P. (“QELP”) and Quest Midstream Partners, L.P. (“QMLP”) became wholly owned subsidiaries of PostRock Energy Corporation; and

•	references to “we,” “us” and “our” with respect to periods before the completion of the recombination refer to the business and operations of QRCP, QELP and QMLP and their subsidiaries on a consolidated basis, and references to “PostRock,” “we,” “us” and “our” with respect to periods after the completion of the recombination refer to PostRock Energy Corporation and its consolidated subsidiaries.

Nominees for Election

Each of the nominees for director has been approved by the board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, for submission to the stockholders. Set forth below is the current principal occupation (which, unless otherwise indicated, has been his principal occupation during the last five years), age and other information for each nominee:

Nathan M. Avery, age 76, became a director of PostRock in September 2010 and is a designee of White Deer Energy L.P. as described below under “Certain Relationships and Related Transactions, and Director Independence — White Deer Investment.” Mr. Avery served as a director of Cameron International Corporation from 1995 until 2009. He was founder, Chairman of the Board and Chief Executive Officer of Galveston-Houston Company, an NYSE company specializing in the manufacturing of products to serve the energy and mining industries, from 1972 to December 2000, when it was sold to Komatsu, Ltd. He has been an active participant in the oil and gas industry since the 1960s and was Chairman of the Board of Directors of Bettis Corporation, an actuator company, until 1996, when Bettis Corporation merged with Daniel Industries, Inc., and was a director and member of the Executive Committee of Daniel Industries until June 1999, when Daniel Industries merged with Emerson Electric Co. Mr. Avery holds a B.S. in Petroleum Engineering from the Colorado School of Mines. The board of directors is nominating Mr. Avery because of his active participation in the oil and gas industry since the 1960s and his strong technical expertise.

William H. Damon III, age 58, became a director of PostRock in March 2010 upon completion of the recombination. Mr. Damon joined QRCP as a director in April 2007 and served in that capacity until March 2010. He has over 35 years of professional experience specializing in engineering design and development of power generation projects and consulting services. Since January 2008, he has served as Senior Vice President and National Director of Power Consulting for HDR, Inc., which purchased the engineering-consulting firm, Cummins & Barnard, Inc., which was focused on power generation development and engineering projects for electric utilities, independent power producers, large industrial and institutional clients throughout the United States. Mr. Damon served as the Chief Executive Officer of Cummins & Barnard and had been its principal and co-owner from 1990 to January 2008. He currently leads HDR’s project development and strategic consulting business for coal, natural gas and renewable energy projects. He previously worked for Consumers Power Company, Gilbert-Commonwealth, Inc. and Alternative Energy Ventures. He also held board seats on a minerals and wind turbine company, MKBY, and a start-up construction company that was sold to Aker Kvaerner Songer, in which he was also a founding member. Mr. Damon graduated from Michigan State University with a B.S. in Mechanical Engineering and continued graduate studies at both Michigan State University and the University of Michigan. The board of directors is nominating Mr. Damon because of his background and experience in the energy industry, his knowledge of compensation practices and risk management from his management experience at both HDR and Cummins & Barnard and his service and performance as Chair of our Compensation Committee.

Thomas J. Edelman, age 60, became a director of PostRock in September 2010 and is a designee of White Deer Energy L.P. Mr. Edelman is currently a Managing Partner of White Deer Energy, an energy private equity fund formed in 2008. Previously, Mr. Edelman founded Patina Oil & Gas Corporation and served as its Chairman and Chief Executive Officer from its formation in 1996 through its merger with Noble Energy, Inc. in 2005. In 2005, he founded BioFuel Energy Corporation and served as its Chairman until 2008. He co-founded Snyder Oil Corporation and was its President from 1981 through 1997. He served as Chairman and Chief Executive Officer and later as Chairman of Range Resources Corporation from 1988 through 2003. From 1980 to 1981, he was with The First Boston Corporation and, from 1975 through 1980, with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman also currently serves as President of Lenox Hill Neighborhood House, a New York based charity, as a Trustee and Chair of the Investment Committee of The Hotchkiss School, a member of the Board of Directors of Georgetown University and a Director of Berenson & Company. Mr. Edelman holds an M.B.A. in Finance from Harvard Business School, graduating as a Baker Scholar, and a B.A. in Political Economy from Princeton

University, graduating magna cum laude. The board of directors is, in part, nominating Mr. Edelman because of his expertise in managing publicly traded exploration and production companies.

David C. Lawler, age 43, has served as our Chief Executive Officer and President and director since the closing of the recombination. Prior to the recombination he served as QRCP’s Chief Operating Officer from May 2007 until May 2009 and became President of QRCP, the general partner of QELP (Quest Energy GP, LLC or “QEGP”) and the general partner of QMLP (Quest Midstream GP, LLC or “QMGP”) in August 2008 and served as Chief Executive Officer of QRCP, QEGP and QMGP from May 2009 to March 2010. He has worked in the oil and gas industry for more than 20 years in various management and engineering positions. Prior to joining our company, Mr. Lawler was employed by Shell Exploration & Production Company from May 1997 to May 2007 in roles of increasing responsibility, most recently as Engineering and Operations Manager for multiple assets along the U.S. Gulf Coast. Mr. Lawler graduated from the Colorado School of Mines in 1990 with a B.S. in Petroleum Engineering and earned his M.B.A. from Tulane University in 2003. The board of directors is nominating Mr. Lawler because, in addition to valuing his significant operating experience, the board believes that having his perspective as the Chief Executive Officer of our company enhances the board’s focus on and contribution to our growth and development and is in the best interest of our stockholders.

Duke R. Ligon, age 69, became a director of PostRock in March 2010 upon completion of the recombination. Mr. Ligon served as a director of QMGP from December 2006 to March 2010. Since September 2010, Mr. Ligon has served as our Chairman of the Board. From January 2007 to February 2010, Mr. Ligon was a Legal Strategic Advisor to Love’s Travel Stops & Country Stores, Inc. and the Executive Director of the Love’s Entrepreneurship Center of Oklahoma City University. From February 1997 to January 2007, Mr. Ligon served as the Senior Vice President and General Counsel for Devon Energy Corporation. Mr. Ligon is an attorney and has more than 35 years of legal expertise in corporate securities, litigation, governmental affairs and mergers and acquisitions. Prior to joining Devon in 1997, he practiced law for 12 years and last served as a partner at the law firm of Mayer, Brown & Platt in New York City. In addition, he was Senior Vice President and Managing Director for Investment Banking at Bankers Trust Co. in New York City for 10 years. He is also a member of the board of directors of Vantage Drilling Company, Blueknight Energy Partners, L.P., Panhandle Oil and Gas Inc., Pre-Paid Legal Services, Inc. and SteelPath MLP Funds Trust and previously served on the boards of TransMontaigne Partners L.P. and TEPPCO Partners, L.P. Mr. Ligon received an undergraduate degree in chemistry from Westminster College and a law degree from the University of Texas School of Law. The board of directors is nominating Mr. Ligon because his experience with Devon Energy Corporation and his expertise in corporate securities, litigation, governmental affairs and mergers and acquisitions brings a unique perspective to the board of directors.

J. Philip McCormick, age 69, became a director of PostRock in March 2010 upon completion of the recombination. Mr. McCormick was a director of QEGP from November 2008 until March 2010. Mr. McCormick has 26 years of public accounting experience and was in leadership roles at KMG Main Hurdman and KPMG LLP, serving as a member of the board of each firm. Since 1999, Mr. McCormick has been an independent investor and corporate advisor. He was a director and chairman of the audit committee of Nasdaq-listed Advanced Neuromodulation Systems Inc. from 2003 to 2005 until its sale, and he currently serves as a director and member of the Audit Committee of RENN Global Entrepreneurs Fund, Inc. Mr. McCormick holds a B.B.A. degree in Accounting and a Master of Science from Texas A&I University. The board of directors is nominating Mr. McCormick because of his public accounting experience, his experience evaluating financial risks and his performance as Chair of our Audit Committee.

James E. Saxton, Jr., age 50, became a director of PostRock in January 2011 and is a designee of White Deer Energy LP. Mr. Saxton is currently Managing Director of White Deer Energy LP. Prior to joining White Deer in June 2008, Mr. Saxton was a Managing Director in investment banking with Banc of America Securities where he ran the oil service group from June 2005 to June 2008. Prior to that, he was a Managing Director of Lehman Brothers, leading its oil service group from 1994 to 2005. While at Lehman, he also had responsibility for a broad range of energy sector coverage, focusing primarily on exploration and production and oil service. From 1992 to 1994, he was an Associate in CS First Boston’s (now Credit Suisse) energy and power group. Mr. Saxton began his career as a petroleum engineer and senior engineer at Mitchell Energy & Development Corp where he had responsibility for the drilling, formation evaluation, completion and stimulation design of new wells in his operating area. Mr. Saxton holds an MBA in Finance from The University of Chicago and a BS in Petroleum Engineering from The University of Texas. The board of directors is nominating Mr. Saxton because of his strong technical expertise as well as his significant experience with exploration and production and oil service companies.

Daniel L. Spears, age 38, became a director of PostRock in March 2010 upon completion of the recombination. Mr. Spears served as a director of QMGP from December 2006 until March 2010. Mr. Spears is a partner with Swank Capital, LLC. Prior to joining Swank in September 2006, Mr. Spears was a principal at Banc of America Securities LLC within the Natural Resources Group where he worked from 1998 to July 2006. Mr. Spears was with Salomon Smith Barney in the Global Energy and Power Group from 1995 to 1998. He has more than five years experience providing financial and strategic advice to public and private companies in all sectors of the natural resources industry. Mr. Spears received a B.S. in Economics from the Wharton School of the University of Pennsylvania. The board of directors is nominating Mr. Spears because of his expertise related to public and private companies in the natural resources industry.

Mark A. Stansberry, age 55, became a director of PostRock in March 2010 upon completion of the recombination. Mr. Stansberry was a director of QEGP from November 2007 until March 2010. Mr. Stansberry currently serves as the Chairman and a director of The GTD Group. He has served as Chairman of The GTD Group since 1998. He has served as Chairman of the Governor’s International Team and Chairman of the Board of Regents of the Regional University System of Oklahoma and has served as Chairman of the State Chamber’s Energy Council in Oklahoma. He also serves on a number of other boards, including Chairman of the Board of Directors of People to People International, and has served as president of the International Society of The Energy Advocates. Mr. Stansberry has testified before the U.S. Senate Energy and Natural Resources Committee and is the author of the book: The Braking Point: America’s Energy Dreams and Global Economic Realities. Mr. Stansberry has a B.A. from Oklahoma Christian University and is a graduate of The Fund for American Studies, Georgetown University and of the Intermediate School of Banking, Oklahoma State University. The board of directors is nominating Mr. Stansberry because of his expertise related to the U.S. energy industry and economics.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the nine nominees receiving the greatest number of votes cast will be elected as directors. Your board of directors unanimously recommends a vote “FOR” election of the aforementioned nine director nominees.

Corporate Governance

Board Leadership Structure.  The functions performed by the chief executive officer and non-executive chairman of the board are currently performed by separate individuals. David C. Lawler, chief executive officer, is responsible for the development of the long-term strategies of the company for board consideration and approval; for the implementation of such strategies; and for all aspects of managing our operations and profitability. Duke R. Ligon, non-executive chairman, focuses his attention on board and committee matters, including setting the board’s agenda with Mr. Lawler, and is the principal liaison between the independent directors and Mr. Lawler.

Code of Business Conduct and Ethics.  We have adopted a Code of Business Conduct and Ethics, which addresses conflicts of interests, that is applicable to our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code describes the types of transactions that may be subject to the review, approval or ratification of the Audit Committee or our chief compliance officer. Any waiver of any provision of the Code for a member of our board of directors, an executive officer, or a senior financial or accounting officer must be approved by the board, and any such waiver will be promptly disclosed as required by law or NASDAQ rule.

A copy of our Code of Business Conduct and Ethics is available on our website at www.pstr.com under the heading About Us — Corporate Governance. We intend to post any amendment to or waiver from the Code that applies to executive officers or directors on our website.

Accounting and Auditing Concerns.  The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We also have a confidential hotline by which employees can communicate concerns or complaints regarding these matters.

Stockholder Communication with the Board of Directors.  Stockholders may communicate with the board of directors by submitting their communications in writing, addressed to the board as a whole or, at the election of the stockholder, to one or more specific directors, in care of the Secretary, PostRock Energy Corporation, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102.

Board’s Role in Risk Oversight.  The board of directors is responsible for determining the ultimate direction of our business, determining the principles of our business strategy and policies and promoting our long-term interests. Viewed from this perspective, the board of directors generally oversees risk management, and the chief executive officer and other members of executive management generally manage the material risks that we face. The board of directors focuses on the most significant risks facing our company and our general risk management strategy. In accordance with the charter of the Audit Committee, the Audit Committee periodically inquires of management and the independent auditors about significant risks or exposures facing our company, assesses the steps management has taken or proposes to take to minimize such risks, and reviews compliance with such steps. In addition to the risk oversight exercised by the full board of directors and the Audit Committee, the Compensation Committee reviews the risks, if any, that could arise from our compensation policies and practices.

Organization of the Board of Directors

Overview.  The board of directors is responsible for oversight of our business and affairs. To assist it in carrying out its duties, the board has delegated certain authority to a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The board also has delegated, and may in the future delegate, certain authority to other committees of the board from time to time. Prior to the closing of the recombination in March 2010, the PostRock board of directors acted only by written consent in lieu of meetings and accordingly did not hold any meetings. The board of directors held 21 meetings in 2010 following the closing. Each current director other than Mr. Hammond attended at least 75% of the total number of meetings of the board of directors and of the committees of the board on which he served that were held during the term of his service on the board and its committees. Mr. Hammond attended approximately 70% of the total number of such meetings. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists of Messrs. Spears (Chair), Ligon, Pittman, Rateau and Saxton. The board of directors has determined that the members of the committee are independent under applicable Nasdaq listing standards. The committee is responsible for (1) identifying individuals qualified to become board members, (2) recommending to the board a slate of director nominees to be elected by the stockholders at the next annual meeting of stockholders and, when appropriate, director appointees to take office between annual meetings, (3) recommending to the board membership on standing board committees and (4) developing and recommending to the board appropriate corporate governance policies, practices and procedures for our company. The committee held one meeting during 2010. The charter of the committee is available on our website at www.pstr.com under the heading About Us — Corporate Governance.

Although the board of directors does not have a formal diversity policy, the Nominating and Corporate Governance Committee, when assessing the qualifications of prospective nominees to the board of directors, considers each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of our company and stockholders. The Nominating and Corporate Governance Committee also gives consideration to the qualifications that the Committee believes must be met by prospective nominees to the board, qualities or skills that the Committee believes are necessary for one or more of our directors to possess and standards for the overall structure, diversity and composition of the board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the committee, the stockholder should submit the recommendation in writing to the Chairman, Nominating and Corporate Governance Committee, in care of the Secretary, PostRock Energy Corporation, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102. The recommendation should contain the following information:

•	the name, age, contact information, business address and residence address of the nominee and the name, contact information and address of the stockholder making the nomination;

•	the principal occupation or employment of the nominee;

•	the number of shares of each class or series of our capital stock beneficially owned by the nominee and the stockholder and the period for which those shares have been owned; and

•	any other information the stockholder may deem relevant to the committee’s evaluation.

Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources.

Audit Committee.  The Audit Committee currently consists of Messrs. McCormick (Chair), Avery, Spears and Stansberry. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Securities Exchange Act of 1934 and the Nasdaq listing standards. The board of directors also has determined that Mr. McCormick is an audit committee financial expert as defined by applicable SEC rules. The committee’s primary purpose is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee has direct responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm for the purpose of preparing our annual audit report or performing other audit, review or attest services for us. The committee held five meetings during 2010. The charter of the committee is available on our website at www.pstr.com under the heading About Us — Corporate Governance.

Compensation Committee.  The Compensation Committee currently consists of Messrs. Damon (Chair), Edelman, Hammond and Pittman. The board of directors has determined that the members of the committee are independent under applicable Nasdaq listing standards. The committee’s purpose is, among other things (1) to review and approve the compensation of our executive officers, (2) to oversee and advise the board on the adoption of policies that govern our compensation programs and (3) to administer our 2010 Long-Term Incentive Plan and other equity-based compensation plans. The committee may delegate certain authority to a subcommittee of its members. The committee held five meetings during 2010. The charter of the committee is available on our website at www.pstr.com under the heading About Us — Corporate Governance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

White Deer Investment

In September 2010, we entered into a securities purchase agreement with White Deer Energy L.P., White Deer Energy TE L.P. and White Deer Energy FI L.P. (collectively, “White Deer”). The transactions contemplated by the purchase agreement were consummated on September 21, 2010. At the closing, in exchange for a cash investment of $60 million, we issued to White Deer 6,000 shares of a new Series A Cumulative Redeemable Preferred Stock, 190,476.19 shares of a new Series B Voting Preferred Stock and warrants to purchase 19,047,619 shares of our common stock at an exercise price of $3.15 per share. White Deer made a capital call to its partners in order to obtain funds for the investment. As of December 31, 2010, in accordance with the terms of the investment, the liquidation preference of the Series A preferred stock increased from $60 million to $62 million, and we issued to White Deer additional warrants exercisable for a total of 536,586 shares of common stock at an exercise price of $3.69 per share, and an additional 5,365.86 fractional shares of Series B preferred stock. As of March 14, 2011, White Deer has the right under the warrants to acquire approximately 70% of our common stock (including the common stock issuable upon exercise of the warrants). For additional information about the terms of the investment and the securities we issued to White Deer, please read note 12 of the notes to the consolidated financial statements included in Item 8 of our annual report on Form 10-K for the year ended December 31, 2010.

White Deer has the right to designate three of the members of our board of directors. The purchase agreement includes provisions for a step-down of this right to designate members of the board if and as White Deer’s equity stake in us decreases. The directors that have been designated by White Deer and are currently serving on the board are Messrs. Edelman, Saxton and Avery.

White Deer has committed, for a period of 18 months following closing of the investment in September 2010, to reserve $30 million of additional capital to be invested in our equity as may reasonably be required for acquisitions, an accelerated development program or other corporate purposes on mutually acceptable terms.

Until White Deer’s ownership falls below a specified level, without White Deer’s consent, we may not issue common stock, securities convertible into or exchangeable for common stock or options or rights to purchase common stock for other than cash or at a price per share less than $4.73. In addition, during such period, White Deer will have preemptive rights in any issuance by us of common stock, securities convertible into or exchangeable for common stock or options or rights to purchase common stock. Each of these provisions is subject to certain exceptions. We agreed to indemnify White Deer for breaches of the transaction documents and to reimburse White Deer for up to $1 million of expenses in connection with the investment. We also agreed to reimburse White Deer for its reasonable out-of-pocket costs and expenses incurred or made in connection with ongoing oversight of us for one year after closing. As of March 14, 2011, we had not reimbursed White Deer for any of such costs and expenses.

In connection with the closing of the investment, we granted to White Deer registration rights under a registration rights agreement. The registration rights agreement requires us to file a resale registration statement to register the Series A preferred stock and shares of our common stock issuable upon exercise of the warrants held by White Deer if, at any time on or after the date that is 90 days after the closing date of the investment, White Deer makes a written request to us for registration of its securities. Under the registration rights agreement, we are required to use our commercially reasonable efforts to cause such resale registration statement to become effective within 120 days after its filing.

If we fail to file the registration statement when required or the registration statement does not become effective when required, we will be required to pay liquidated damages to White Deer. The amount of liquidated damages will equal 0.25% of the product of the exercise price of the warrants times the number of shares of common stock, or common stock underlying the warrants, held by White Deer per 30-day period for the first 60 days, increasing by an additional 0.25% of such product per 30-day period for each subsequent 60 days, up to a maximum of 1.0% of such product per 30-day period. We will be required to pay liquidated damages in cash. If, however, the payment of cash will result in a breach of any of our credit facilities or other material debt, then we can pay liquidated damages in additionally issued shares of our common stock.

If White Deer elects to dispose of registrable securities under the resale registration statement in an underwritten offering and reasonably anticipates gross proceeds from such underwritten offering would be at least $20 million, we will be required to take all such reasonable actions as are requested by the managing underwriters to expedite and facilitate the registration and disposition of the securities in the offering.

In addition, if we propose to register certain offerings of securities under the Securities Act of 1933, including offerings by other selling stockholders, then White Deer will have “piggy-back” rights, subject to quantity limitations determined by underwriters if the offering involves an underwriting, to request that we register their registrable securities. There is no limit to the number of these “piggy-back” registrations in which White Deer may request its shares be included.

We generally will bear the registration expenses incurred in connection with registrations. We have agreed to indemnify White Deer against certain liabilities, including liabilities under the Securities Act, in connection with any registration effected under the agreement.

Agency Agreement

In February 2010, QMLP entered into an agency agreement with Omega Pipeline Company, LLC, a company in which Tortoise Capital Resources Corp., a beneficial holder of greater than 5% of our common stock during 2010, holds a 100% indirect interest through its ownership of 100% of Omega Pipeline Company’s parent company. Omega Pipeline Company engaged the services of QMLP to manage Omega’s energy supply for its facilities and to represent Omega in connection with certain purchasing and marketing activities along the MoGas Interstate Pipeline system for a flat fee of $10,000 per month plus any adjustments mutually agreed to for business development support. The agency agreement does not contain an initial term and may be terminated by either party upon 60 days prior written notice. We received fees of approximately $92,500 with respect to the agreement during 2010.

Recombination Registration Rights Agreement

In connection with the closing of the recombination, we granted to certain former QMLP unitholders registration rights under a registration rights agreement. The registration rights agreement requires us to file a resale registration statement to register the shares of our common stock that were received by such QMLP unitholders in the recombination if, at any time on or after the date that is 90 days after the closing date of the recombination, any such QMLP unitholders make a written request to us for registration of their shares. Under the registration rights agreement, we are required to use our commercially reasonable efforts to cause such resale registration statement to become effective within 210 days after its initial filing. As of March 14, 2011, no such request has been made.

If we fail to file the registration statement when required or the registration statement does not become effective when required or becomes unusable for specified periods of time in excess of permitted suspension periods, then we will be required to pay liquidated damages to the holders of registrable securities. The amount of liquidated damages will equal 0.25% of the “liquidated damages multiplier” per 30-day period for the first 60 days, increasing by an additional 0.25% of the liquidated damages multiplier per 30-day period for each subsequent 60 days, up to a maximum of 1.0% of the liquidated damages multiplier per 30-day period. The liquidated damages multiplier is the dollar amount equal to the number of registrable securities held by the holders times the closing price on the closing date of the recombination. We will be required to pay liquidated damages in cash. If, however, the payment of cash will result in a breach of any of our credit facilities or other material debt, then we can pay liquidated damages in additionally issued shares of our common stock.

If one or more holders who are party to the agreement elects to dispose of registrable securities under the resale registration statement in an underwritten offering and such holders reasonably anticipate gross proceeds from such underwritten offering would be at least $20 million, we will be required to take all such reasonable actions as are requested by the managing underwriters to expedite and facilitate the registration and disposition of the securities in the offering.

In addition, if we propose to register certain offerings of securities under the Securities Act, then the holders who are party to the agreement will have “piggy-back” rights, subject to quantity limitations determined by underwriters if the offering involves an underwriting, to request that we register their registrable securities. There is no limit to the number of these “piggy-back” registrations in which these holders may request their shares be included.

We generally will bear the registration expenses incurred in connection with registrations. We have agreed to indemnify the holders who are party to the agreement against certain liabilities, including liabilities under the Securities Act of 1933, in connection with any registration effected under the agreement.

Policy Regarding Transactions with Related Persons

Pursuant to our Code of Business Conduct and Ethics, employees and directors are required to refrain from entering into any activity that is in conflict with, or would reasonably appear to be in conflict with, the interest of our company or which would prejudice their ability to exercise independent judgment in carrying out their duties and responsibilities or devote undivided loyalty to us. If there is any possibility that a particular activity, investment or association could create, or reasonably appear to create, such a conflict of interest, or otherwise interfere with an employee’s or director’s independent judgment, that person is required to consult with our chief compliance officer or the Audit Committee to assess whether such a conflict of interest or interference with independent judgment is created thereby. The charter of the Audit Committee provides that the Committee will review all transactions with related persons (as defined by Item 404 of SEC Regulation S-K) for potential conflicts of interest and that all such transactions are required to be approved by the Committee.

Director Independence

The board of directors has determined that each of the members of the board, other than Mr. Lawler, is an independent director within the meaning of applicable Nasdaq listing standards. Mr. Lawler is our chief executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than ten percent of any class of equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish us with copies of Section 16(a) reports they file. With respect to PostRock, to our knowledge, based solely on a review of Forms 3, 4, 5 and amendments thereto furnished to us and written representations that no other reports were required, during and for 2010, all Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% beneficial owners of PostRock were complied with in a timely manner, except for the following: SteelPath Capital Management LLC, on behalf of itself, Mr. Hammond and certain other related parties, filed late three Form 4s to report transactions involving the sale of common stock pursuant to 10b5-1 trading plans in June 2010 and one Form 4 to report transactions involving the in-kind distribution of common stock by certain funds managed by SteelPath Capital Management LLC to such funds’ equity holders in August 2010, and each of Messrs. Damon and Rateau filed late one Form 4 to report the forfeiture of stock options in October 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The amounts and percentage of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

The following table sets forth information as of March 14, 2011 concerning the shares of our common stock beneficially owned by (i) each person known by us, solely by reason of our examination of Schedule 13D and 13G filings made with the SEC and by information voluntarily provided to us by certain stockholders, to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors, (iii) each of the executive officers named in the summary compensation table under “Executive Compensation” and (iv) all current directors and executive officers as a group. If a person or entity listed in the following table is the beneficial owner of less than one percent of the securities outstanding, this fact is indicated by an asterisk in the table. For additional information about the beneficial ownership by White Deer of our Series A preferred stock and Series B preferred stock, please see “Certain Relationships and Related Transactions, and Director Independence — White Deer Investment” and footnote 1 to the table below.

	Number of Shares
Name and Address	Beneficially Owned	Percent of Class

Edelman & Guill Energy L.P.(1) 700 Louisiana Street Suite 4770 Houston, TX 77002	19,584,205	70.4%
Pelagic Capital Advisors LP(2) 101 Park Avenue, 21st Floor New York, New York, 10178	426,000	5.2%
Nathan M. Avery(3)	10,000	*
Jack T. Collins(4)	35,578	*
William H. Damon III(5)	19,038	*
Stephen L. DeGiusti(6)	13,502	*
Thomas J. Edelman(1)	19,594,205	70.4%
Gabriel A. Hammond(7)	33,138	*
David C. Lawler(8)	65,681	*
Duke R. Ligon(9)	20,717	*
J. Philip McCormick(10)	17,600	*
Gary M. Pittman(11)	21,889	*
Jon H. Rateau(12)	18,463	*
James E. Saxton, Jr.(13)	10,000	*
Daniel L. Spears(14)	235,821	2.9%
Mark A. Stansberry(15)	21,889	*
All current directors and executive officers as a group (18 persons)	20,170,903	72.2%

*	Less than 1% of issued and outstanding shares of our common stock.

(1)	Includes warrants to purchase 18,319,029 shares of our common stock held by White Deer Energy L.P., warrants to purchase 609,105 shares of our common stock held by White Deer Energy TE L.P. and warrants to purchase 656,071 shares of our common stock held by White Deer Energy FI L.P. (collectively, the “Funds”), which are members of a “group” for purposes of Section 13(d) of the Exchange Act. Such group includes Edelman & Guill Energy L.P., Edelman & Guill Energy Ltd., Thomas J. Edelman and Ben A. Guill. Edelman & Guill Energy L.P. is the general partner of the Funds, Edelman & Guill Energy Ltd. is the general partner of Edelman & Guill Energy L.P., and Messrs. Edelman and Guill are the directors of Edelman & Guill Energy Ltd. Accordingly, each of Edelman & Guill Energy Ltd, Edelman & Guill Energy L.P. and Messrs. Edelman and Guill may be deemed to control the investment decisions of the Funds. In addition, the Funds hold 6,000 shares of our Series A Cumulative Redeemable Preferred Stock and 195,842.05 shares of our Series B Voting Preferred Stock, each representing 100% of the issued and outstanding shares of such series. Mr. Edelman disclaims beneficial ownership of the shares beneficially owned by the Funds except to the extent of his pecuniary interests therein. In addition, Mr. Edelman directly owns options to acquire 10,000 shares of common stock that are immediately exercisable.

(2)	Pelagic Capital Advisors LP is the investment advisor of Pelagic Institutional LP, which owns 245,430 shares of common stock, and Pelagic Master Fund Ltd., which owns 180,570 shares of common stock. McAndrew Rudisill is the sole indirect owner of and controls Pelagic Capital Advisors LP.

(3)	Includes options to acquire 10,000 shares of our common stock that are immediately exercisable.

(4)	Includes (i) options to acquire 5,750 shares of our common stock that are immediately exercisable and (ii) 7,000 restricted shares that Mr. Collins has the ability to vote, but is restricted from transferring until their vesting date. In addition, Mr. Collins is entitled to receive 35,997 restricted shares upon satisfaction of certain vesting requirements. Mr. Collins does not have the ability to vote or dispose of these restricted shares.

(5)	Includes options to acquire 10,000 shares of our common stock that are immediately exercisable.

(6)	Includes 6,000 restricted shares that Mr. DeGiusti has the ability to vote, but is restricted from transferring until their vesting date. Mr. DeGiusti is entitled to receive 22,497 restricted shares upon satisfaction of certain vesting requirements. Mr. DeGiusti does not have the ability to vote or dispose of these restricted shares.

(7)	Includes (i) 5,514 shares owned by SP Opportunity Partners IV LP (“SP IV”), (ii) 5,126 shares owned by SCM Capital Partners LP (“Capital Partners”) and (iii) 4,898 shares owned by SP Focus Partners LP (“Focus Partners” and, together with SP IV and Capital Partners, the “SteelPath Funds”). SteelPath Capital Management LLC (“SCM”), serves as the investment advisor of each of the SteelPath Funds and may direct the vote and/or disposition of the shares held by the SteelPath Funds. Mr. Gabriel Hammond is the manager and a member of SCM and of each of the general partners of the SteelPath Funds, and may direct the vote and/or disposition of the shares held by each of the SteelPath Funds. Mr. Hammond disclaims beneficial ownership of the shares held by SP IV, Capital Partners and Focus Partners, except to the extent of his pecuniary interest. In addition, Mr. Hammond directly owns options to acquire 10,000 shares of common stock that are immediately exercisable.

(8)	Includes (i) options to acquire 11,500 shares of our common stock that are immediately exercisable and (ii) 12,000 restricted shares that Mr. Lawler has the ability to vote, but is restricted from transferring until their vesting date. In addition, Mr. Lawler is entitled to receive 62,997 restricted shares upon satisfaction of certain vesting requirements. Mr. Lawler does not have the ability to vote or dispose of these restricted shares.

(9)	Includes options to acquire 10,000 shares of our common stock that are immediately exercisable.

(10)	Includes options to acquire 10,000 shares of our common stock that are immediately exercisable.

(11)	Includes options to acquire 10,000 shares of our common stock that are immediately exercisable.

(12)	Includes options to acquire 10,000 shares of our common stock that are immediately exercisable.

(13)	Includes options to acquire 10,000 shares of our common stock that are immediately exercisable.

(14)	Mr. Spears is the portfolio manager of Swank MLP Convergence Fund, LP and may be deemed to be the beneficial owner of 225,821 shares of common stock held by Swank MLP Convergence Fund, LP. Mr. Spears disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. In addition, Mr. Spears directly owns options to acquire 10,000 shares of common stock that are immediately exercisable.

(15)	Includes options to acquire 10,000 shares of our common stock that are immediately exercisable.

Equity Compensation Plans

The table below sets forth information concerning compensation plans under which our equity securities are authorized for issuance as of December 31, 2010. The table does not include the additional shares issuable under the proposed amendment to our 2010 Long-Term Incentive Plan, as described below, which is subject to stockholder approval at the annual meeting.

Equity Compensation Plan Information

Number of
	Securities to be		Number of
	Issued upon	Weighted Average	Securities
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	under Equity
Plan Category(1)	and Rights	and Rights	Compensation Plans

Equity compensation plans approved by security holders(2)	558,128	$3.49	225,364
Equity compensation plans not approved by security holders	—	—	—
Total	558,128	$3.49	225,364

(1)	Excludes options to purchase 17,250 shares of our common stock, at a weighted average exercise price of $11.02, and 36,693 shares of our common stock to be issued upon the vesting of bonus shares, in each case granted under equity compensation plans of QRCP assumed in connection with the recombination. Also excludes (i) 165,179 shares of our common stock to be issued upon the vesting of phantom units granted under equity compensation plans of QELP assumed in connection with the recombination and (ii) 165,157 shares of our common stock to be issued upon the vesting of bonus units granted under equity compensation plans of QMLP assumed in connection with the recombination. Upon consummation of the recombination, all outstanding options to purchase QRCP common stock were converted into options to purchase our common stock, and outstanding QRCP bonus share awards, QELP phantom awards and QMLP bonus units were converted into awards to be paid or settled in our common stock. No additional awards may be granted under the QRCP, QELP or QMLP equity plans assumed by us in the recombination.

(2)	Consists of our 2010 Long-Term Incentive Plan. As of December 31, 2010, 225,364 shares remained available for issuance under the 2010 Long-Term Incentive Plan with respect to awards and could be issued in the form of stock options, stock appreciation rights, stock awards and stock units.

EXECUTIVE OFFICERS

The following table shows information regarding our executive officers as of March 14, 2011. Information with respect to Mr. Lawler is set forth in “Election of Directors — Nominees for Election.”

Name	Age	Positions Held

David C. Lawler	43	Chief Executive Officer, President and Director
Jack T. Collins	35	Chief Financial Officer
Tom A. Saunders	52	Executive Vice President — New Business Development — Midstream
Lance J. Galvin	52	Vice President — Engineering and Operations — Appalachia
Richard A. Marlin	58	Vice President — Engineering and Operations — Mid-Continent
Stephen L. DeGiusti	52	General Counsel and Secretary
David J. Klvac	40	Chief Accounting Officer

Mr. Collins has served as our Chief Financial Officer since March 26, 2010. Prior to that date, he served as Executive Vice President — Investor Relations of QRCP and QEGP from December 2007 to October 2008 when his title was changed at QRCP to Executive Vice President — Finance/Corporate Development. From March 5, 2010 to March 26, 2010, he served as our Executive Vice President — Finance/Corporate Development. Additionally, from September 2008 to January 2009, he served as Interim Chief Financial Officer for QRCP, QEGP and QMGP. In May 2009, his title was changed at QEGP to match his title at QRCP and he served as Executive Vice President — Finance/Corporate Development of QEGP until March 2010. He also served on the Board of Directors of QMGP from his election in August 2008 until March 2010 and served as Executive Vice President — Finance/Corporate Development for QMGP from December 2009 until March 2010. Mr. Collins has more than 11 years of experience providing analysis and advice to oil and gas industry investors. Prior to joining QRCP, he worked for A.G. Edwards & Sons, Inc., a national, full-service brokerage firm, from 1999 to December 2007 in various positions, most recently as a Securities Analyst, where he was responsible for initiating the firm’s coverage of the high yield U.S. energy stock sector (E&P partnerships and U.S. royalty trusts). As an Associate Analyst (2001 to 2005) and Research Associate (1999 to 2001) at A.G. Edwards, he assisted senior analysts in coverage of the independent E&P and oilfield service sectors of the energy industry. Mr. Collins holds a bachelors degree in economics with a business emphasis from the University of Colorado at Boulder.

Mr. Saunders has served as our Executive Vice President — New Business Development and Marketing — Midstream since the closing of the recombination. Prior to that he served as Executive Vice President — New Business Development and Marketing for QMGP from July 2009 to March 2010. He became Executive Vice President — New Business Development and Marketing — Midstream for QRCP and QEGP in December 2009 and served until March 2010. He has over 30 years of midstream experience. Prior to joining QMGP, from July 2008 to July 2009, Mr. Saunders served as Vice President — Commercial Development for privately-held Windsor Energy where he was responsible for building its midstream business and marketing all of its oil and natural gas production. From December 2003 to July 2008, Mr. Saunders served as Director of Commercial Development with Enogex Inc., developing new markets for the company in the Rocky Mountain region and as Director of Organization Development optimizing various business processes to improve profitability and capacity. Mr. Saunders holds a bachelors degree in industrial engineering and management from Oklahoma State University and an M.B.A. in energy management from Denver University.

Mr. Galvin has served as our Vice President — Engineering and Operations — Appalachia since the closing of the recombination. Prior to that he served as Vice President of QRCP from October 2009 to March 2010. He became Vice President — Engineering and Operations — Appalachia of QRCP, QEGP and QMGP and served in that capacity from December 2009 to March 2010. Mr. Galvin has over 25 years of reservoir engineering experience. Prior to joining QRCP, from February 2008 to June 2009, Mr. Galvin served as Chief Operating Officer for privately-held Windsor Energy, where he managed all aspects of the company’s oil and gas asset portfolio including engineering and operations for properties in Oklahoma, Texas, Colorado, Wyoming and North Dakota. Prior to this role, from 2002 to February 2008, Mr. Galvin served as a consulting engineer for Pinnacle Energy Services, LLC, where he was responsible for preparing reserve reports, reservoir engineering evaluations, and field studies for numerous public and private clients. Mr. Galvin earned a B.S. in petroleum engineering from Colorado School of Mines in 1980 and is a registered professional engineer in the State of Oklahoma.

Mr. Marlin has served as our Vice President — Engineering and Operations — Mid-Continent since the closing of the recombination. Prior to that he served as QRCP’s Executive Vice President — Engineering from September 2004 to December 2009. He also served as QRCP’s Chief Operations Officer from February 2005 through July 2006. From November 2002 to September 2004, he was QRCP’s engineering manager. He became Vice President — Engineering and Operations — Mid-Continent of QRCP, QEGP and QMGP in December 2009 and served in that capacity until March 2010. Mr. Marlin has more than 35 years industry experience involving all phases of drilling and production in more than 14 states. His experience also involved primary and secondary operations along with the design and oversight of gathering systems that move as much as 175 Mmcf/d. He is a registered Professional Engineer holding licenses in Oklahoma and Colorado.

Mr. Marlin earned a B.S. in Industrial Engineering and Management from Oklahoma State University in 1974. Mr. Marlin was a Director of the Mid-Continent Coal Bed Methane Forum from 2003 to 2005.

Mr. DeGiusti has served as our General Counsel and Secretary since the closing of the recombination. Prior to that he served as General Counsel for QRCP, QEGP and QMGP from January 2010 until March 2010. Prior to joining QRCP, QEGP and QMGP, Mr. DeGiusti was with the law firm of Crowe & Dunlevy, a Professional Corporation, in Oklahoma City, Oklahoma from 1983 to January 2010, where he was a shareholder and director beginning in 1989. Mr. DeGiusti received a J.D. from the University of Oklahoma College of Law and a B.A. from the University of Central Oklahoma.

Mr. Klvac has served as our Chief Accounting Officer since March 26, 2010. Prior to that he served as our Corporate Controller from March 5, 2010 to March 26, 2010 and as Corporate Controller of QRCP, QEGP and QMGP from May 2009 to March 2010. Prior to joining the Quest entities, Mr. Klvac served as a financial consultant for Sirius Solutions, LLLP from October 2008 to May 2009, as Vice President and Corporate Controller of Tronox Incorporated from January 2007 to June 2008, and as Assistant Corporate Controller of Smithfield Foods, Inc. from 2005 to 2007. He joined Smithfield as Director of Financial Reporting in 2004 and, prior to that, served as Manager of External Financial Reporting for MidAmerican Energy Holdings Company from 2002 to 2004. Mr. Klvac holds a bachelors degree in accounting from the University of St. Thomas in Houston.

EXECUTIVE COMPENSATION

The summary compensation table below sets forth information concerning the annual and long-term compensation paid to or earned by David C. Lawler, who served as the principal executive officer for PostRock during 2010, and Stephen L. DeGiusti and Jack T. Collins, the two other most highly compensated executive officers who were serving as executive officers of PostRock as of December 31, 2010 (the “named executive officers”). The positions of the named executive officers listed in the table below are those positions held with PostRock as of March 14, 2011.

Prior to the March 2010 recombination, our business was operated by QRCP, QELP and QMLP. QRCP and the general partners of QELP and QMLP utilized many of the same executives, officers and employees to manage their respective businesses, and the compensation committee of QRCP’s board of directors determined the amount of executive and employee compensation for QRCP, QELP and QMLP. The officers of the general partners of QELP and QMLP also participated in employee benefit plans and arrangements sponsored by QRCP. The compensation of the named executive officers discussed below reflects total compensation for services to PostRock, QRCP, QELP and QMLP, as applicable. QELP and QMLP reimbursed all expenses incurred on their behalf, including the costs of employee compensation and benefits, as well as all other expenses necessary or appropriate to the conduct of their businesses, pursuant to QRCP’s allocation methodology and subject to the terms of certain omnibus agreements among QELP, QEGP and QRCP and among QMLP and QRCP, respectively, which agreements were terminated in connection with the consummation of the recombination.

Our compensation program is designed to reward our executives for meeting or exceeding our short-term annual financial and operating goals and furthering our long-term strategy without subjecting the company to excessive or unnecessary risk.

Summary Compensation Table

						Non-Equity
Name and Principal				Stock	Option	Incentive Plan	All Other
Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total

David C. Lawler	2010	$400,000	$22,000	$74,880	$280,000	$128,000	$3,259	$908,139
President and Chief	2009	400,000	76,000	661,354	—	276,000	40	1,413,394
Executive Officer
Stephen L. DeGiusti(6)	2010	$221,442	$17,300	$379,267	$67,200	$39,950	$3,817	$728,976
General Counsel and
Secretary
Jack T. Collins	2010	$239,808	$11,400	$43,680	$67,200	$73,600	$8,610	$444,298
Chief Financial Officer	2009	211,539	77,200	294,636	—	138,000	9,750	731,125

(1)	Includes discretionary bonuses based on 2010 performance paid in 2011 and discretionary bonuses based on 2009 performance paid in 2009. For Mr. Collins, $20,700 related to 2009 performance was paid in 2010.

(2)	For Mr. Lawler and Mr. Collins, the amounts in this column represent the grant date fair value of QRCP, QELP and QMLP equity awards granted in 2009; for Mr. Lawler, of a PostRock equity award granted in April 2010 based on 2009 performance and a PostRock equity award granted in March 2011 based on 2010 performance; and, for Mr. Collins, of a PostRock equity award granted in March 2011 based on 2010 performance. For Mr. DeGiusti, the amounts in this column represent the grant date fair value of QRCP, QELP and QMLP equity awards granted in 2010 and of a PostRock equity award granted in March 2011 based on 2010 performance. In each case these amounts are calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of equity awards of PostRock, QRCP and QELP is calculated using the closing price of PostRock’s common stock, QRCP’s common stock and QELP’s common units, respectively, on the date of grant. The grant date fair value of equity awards of QMLP is calculated using the fair market value of QMLP’s common units on the date of grant, as determined by the QMGP board of directors. For the PostRock award to Mr. Lawler in 2010, the grant date fair value per share was $8.75. For Mr. Lawler’s and Mr. Collins’ QRCP, QELP and QMLP equity awards granted in 2009, the grant date fair values per share were $0.38, $1.35, and $1.90, respectively. For Mr. DeGiusti’s QRCP, QELP and QMLP equity awards granted in 2010, the grant date fair values per share were $0.65, $3.26, and $4.60, respectively. For the PostRock awards to Mr. Lawler, Mr. Collins and Mr. DeGiusti in 2011, the grant date fair value per share was $6.24. For additional information, see Notes 6 and 10 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2010. These amounts do not correspond to the actual value that will be recognized by the executive.

(3)	The amounts in this column represent the grant date fair value of PostRock stock options granted in 2010, in accordance with ASC Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, see Note 10 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2010. These amounts do not correspond to the actual value that may be recognized by the executive. The PostRock stock options granted in 2010 have a five-year term and vest in equal installments on the first, second and third anniversaries of the grant date.

(4)	Represents the PostRock Management Incentive Plan awards earned for 2010 and the QRCP or QMGP Management Incentive Plan awards earned for 2009.

(5)	Includes for 2010 matching contribution under the 401(k) savings plan and life insurance premiums. Other perquisites and personal benefits did not exceed $10,000 for the year.

(6)	Mr. DeGiusti’s employment with our company began in January 2010.

Role of Management in Compensation Process

The compensation committee evaluates the performance of David C. Lawler, our Chief Executive Officer and President. Mr. Lawler evaluates the performance of our other executive officers and makes recommendations to the compensation committee regarding all aspects of their compensation. Stephen L. DeGiusti, our General Counsel and Secretary, and David J. Klvac, our Chief Accounting Officer, act pursuant to delegated authority to fulfill various administrative functions of the compensation committee, such as providing legal, compliance and other updates to the committee and overseeing the documentation of equity awards as approved by the committee. No executive has the authority to establish or modify executive officer compensation. The committee did not engage an outside consultant with respect to executive compensation matters for 2010.

Management Incentive Program for 2010

Effective March 31, 2010, our board of directors, upon the recommendation of the compensation committee, adopted the Management Incentive Program for 2010 (the “MIP”). The MIP designates a group of our executive officers and key employees who may be eligible to receive cash or equity awards under our 2010 Long-Term Incentive Plan based on the achievement of certain performance goals established by our compensation committee on March 31, 2010, as further described below. All of our current executive officers participate in the program.

The MIP is intended to recognize value creation by providing competitive incentives for meeting and exceeding annual financial and operating performance measurement targets. The amount of the bonus that may be payable under the MIP to each participant varies based on the percentage of the performance goals achieved and the employee’s position with us. As a result, our most senior executives are eligible to receive bonuses that are potentially a higher percentage of their base salaries than other employees who participate in the MIP.

Each executive officer and key employee who participates in the MIP has a target bonus percentage expressed as a percentage of base salary based on his or her level of responsibility. The performance criteria for 2010 includes minimum performance thresholds that must be met to earn any incentive compensation under the MIP, as well as maximum payouts geared towards rewarding extraordinary performance. Accordingly, actual awards can range from 0% (if performance is below 60% of target) to 99% of base salary for our most senior executives (if performance is 150% of target or greater).

For 2010, subject to the negative adjustment as described below, the potential bonus amounts for the named executive officers were as follows:

	Average Achievement of Our
	Performance Goals
	60%	100%	150%

David C. Lawler
Incentive awards percentage of base salary	22%	50%	99%
Stephen L. DeGiusti
Incentive awards percentage of base salary	7%	35%	73.5%
Jack T. Collins
Incentive awards percentage of base salary	22%	50%	99%

In February 2011, the compensation committee determined to what extent PostRock and the participants achieved the 2010 performance goals. While not permitted to increase the amount of any named executive officer’s bonus under the MIP as so determined, the compensation committee may reduce the amount of or totally eliminate such bonus, if it is determined, in the compensation committee’s absolute and sole discretion, that such reduction or elimination is appropriate.

The compensation committee established the 2010 performance targets and percentages of goals achieved for each of the five corporate goals described below:

	Percentage of Goal Achieved
	50%	100%	150%

Performance Measure and % Weight
Number of OSHA recordable injuries (2.5%)	7	7	6
Total reportable incident rate (2.5%)	4.0	3.6	3.2
Number of vehicle incidents >$1000 (2.5%)	5	5	4
Spill frequency (2.5%)	89	81	73
Production — Net Bcfe (20%)	18.7	20.8	22.8
Lease operating expense/ pipeline operating expense (25%)	$66,300,000	$60,300,000	$54,300,000
Refinancing activity (20%)	0.0	1.0	n/a
E&P Acquisition (25%)	0.0	1.0	2.0

The amount of the bonus was based on the average percentage of the goals achieved. For 2010, no incentive awards would have been payable under the MIP if the average percentage of the goals achieved was less than 60%. Additionally, no additional incentive awards would have been payable under the MIP if the average percentage of the goals achieved exceeded 150%. For 2010, the compensation committee determined that the average percentage of the goals achieved under the MIP was 80.3%.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table shows unvested equity awards and unexercised stock options outstanding for the named executive officers as of December 31, 2010. Market value is based on the closing market price of PostRock’s common stock on December 31, 2010 ($3.76 a share).

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option	Option	Units that	Units that
	Options	Options (#)	Exercise	Expiration	Have not	Have not
	(#) Exercisable	Unexercisable	Price ($)	Date	Vested	Vested

David C. Lawler	11,500	—	$12.35	10/20/18	71,325 (1)	$268,182
	—	125,000 (2)	$3.61	12/20/15	—	—
Stephen L. DeGiusti	—	30,000 (2)	$3.61	12/20/15	22,497 (1)	$84,598
Jack T. Collins	5,750	—	$8.35	10/23/18	52,497 (1)	$197,389
	—	30,000 (2)	$3.61	12/20/15	—	—

(1)	Mr. Lawler has 8,328 awards that vest on April 26, 2011. The remaining unvested awards for Messrs. Lawler, DeGiusti and Collins vest in equal installments on September 23, 2011, 2012 and 2013.

(2)	The PostRock stock options granted in 2010 have a five-year term and vest in equal installments on the first, second and third anniversaries of the grant date.

Employment Contracts

Messrs. Lawler and Collins each have an employment agreement with us. Each of these agreements had an initial term of three years. In October 2008, the initial term of the agreements was extended until August 2011. Upon expiration of the initial term, each agreement will automatically continue for successive one-year terms, unless earlier terminated in accordance with the terms of the agreement. The positions and base salary under each of the employment agreements are as follows:

		Expiration of
Name	Position	Initial Term	Base Salary

David C. Lawler	Chief Executive Officer and President	August 2011	$400,000
Jack T. Collins	Chief Financial Officer	August 2011	$245,000

Each executive is eligible to participate in all of our incentive bonus plans that are established for our executive officers. If we terminate an executive’s employment without “cause” (as defined below) or if an executive terminates his employment agreement for Good Reason (as defined below), in each case after notice and cure periods:

•	the executive will receive his base salary for the remainder of the term,

•	we will pay the executive’s health insurance premium payments for the duration of the COBRA continuation period (18 months) or until he becomes eligible for health insurance with a different employer,

•	the executive will receive his pro rata portion of any annual bonus and other incentive compensation to which he would have been entitled; and

•	his unvested shares of restricted stock will vest (which vesting may be deferred for six months if necessary to comply with Section 409A of the Internal Revenue Code).

Under each of the employment agreements, Good Reason means:

•	our failure to pay the executive’s salary or annual bonus in accordance with the terms of the agreement (unless the payment is not material and is being contested by us in good faith);

•	if we require the executive to be based anywhere other than Oklahoma City, Oklahoma;

•	a substantial or material reduction in the executive’s duties or responsibilities; or

•	the executive no longer has the title specified above (though in the case of Mr. Collins, Good Reason does not apply in the situation where he no longer holds the chief financial officer position as long as he continues to have a title, position and duties not materially less than those of executive vice president finance/corporate development).

For purposes of the employment agreements, “cause” includes the following:

•	any act or omission by the executive that constitutes gross negligence or willful misconduct;

•	theft, dishonest acts or breach of fiduciary duty that materially enrich the executive or materially damage us or conviction of a felony,

•	any conflict of interest, except those consented to in writing by the PostRock board of directors;

•	any material failure by the executive to observe PostRock’s work rules, policies or procedures;

•	failure or refusal by the executive to perform his duties and responsibilities required under the employment agreements, or to carry out reasonable instruction, to PostRock’s satisfaction;

•	any conduct that is materially detrimental to our operations, financial condition or reputation; or

•	any material breach of the employment agreement by the executive.

In general, base salary payments will be paid to the executive in equal installments on our regular payroll dates, with the installments commencing six months after the executive’s termination of employment (at which time the executive will receive a lump sum amount equal to the monthly payments that would have been paid during such six month period). However, the payments may be commenced immediately if an exemption under Section 409A of the Internal Revenue Code is available.

If the executive’s employment is terminated without cause within two years after a change in control (as defined below), then the base salary payments will be paid in a lump sum six months after termination of employment.

Under the employment agreements, a “change in control” is generally defined as:

•	the acquisition by any person or group of our common stock that, together with shares of common stock held by such person or group, constitutes more than 50% of the total voting power of our common stock;

•	any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of our common stock possessing 35% or more of the total voting power of our common stock;

•	a majority of members of our board of directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election; or

•	any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from us that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to the acquisition or acquisitions.

The recombination constituted a change in control under the employment agreements. Messrs. Lawler and Collins signed waivers of the change of control provision in connection with the White Deer investment.

The pro rata portion of any annual bonus or other compensation to which the executive would have been entitled for the year during which the termination occurred will generally be paid at the time bonuses are paid to all employees, but in no event later than March 15th of the calendar year following the calendar year the executive separates from service.

If the executive is unable to render services as a result of physical or mental disability, we may terminate his employment, and he will receive a lump-sum payment equal to one year’s base salary and all compensation and benefits that were accrued and vested as of the date of termination. If necessary to comply with Section 409A of the Internal Revenue Code, the payment may be deferred for six months.

Each of the employment agreements also provides for one-year restrictive covenants of non-solicitation in the event the executive terminates his own employment or is terminated by us for cause. Our obligation to make severance payments is conditioned upon the executive not competing with us during the term that severance payments are being made.

DIRECTOR COMPENSATION

Standard PostRock Non-employee Director Compensation

Effective October 1, 2010, our board of directors approved a change in the compensation of non-employee directors, based on the recommendation of the compensation committee. The annual cash retainer for non-employee directors was reduced from $55,000 to $30,000, with the chairman of the board receiving an additional $15,000 per year (down from $30,000). The chair of the audit committee will receive an additional $10,000 per year (down from $15,000), the chair of the compensation committee will receive an additional $7,500 per year (down from $10,000) and the chair of the nominating and corporate governance committee will continue to receive an additional $5,000 per year. We pay a fee of $1,500 for each board meeting attended in person and $250 for each telephonic board meeting attended (down from $5,000 and $500, respectively). In addition, we pay a fee of $1,000 for attendance at each committee meeting not held in conjunction with an in-person board meeting, whether the committee meeting is in person or telephonic. Directors who are employees receive no additional compensation for serving on the board of directors or its committees. For 2011, we expect to make an annual equity award under our 2010 Long-Term Incentive Plan to our non-employee directors of 20,000 stock options that vest after one year and have a term of five years.

2010 Director Compensation

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our current non-employee directors who served as a director of PostRock during 2010.

	Fees				Nonqualified
	Earned or	Stock	Option	Non-Equity	Deferred
	Paid in	Awards ($)	Awards ($)	Incentive Plan	Compensation	All Other
Name	Cash ($)	(1)(3)	(2)(3)	Compensation ($)	Earnings	Compensation ($)	Total ($)

Nathan M. Avery	$9,250	—	$24,300	—	—	—	$33,550
James D. Bennett(4)	$9,250	—	$24,300	—	—	—	$33,550
William H. Damon III	$114,232	$25,004	$24,300	—	—	—	$163,536
Thomas J. Edelman	$9,250	—	$24,300	—	—	—	$33,550
Gabriel A. Hammond(5)	$59,594	$25,004	$24,300	—	—	—	$108,898
Duke R. Ligon	$140,144	$25,004	$24,300	—	—	—	$189,448
J. Philip McCormick	$105,957	$25,004	$24,300	—	—	—	$155,261
Gary M. Pittman(5)	$116,608	$25,004	$24,300	—	—	—	$165,912
Jon H. Rateau(5)	$109,431	$25,004	$24,300	—	—	—	$158,735
Daniel L. Spears	$70,194	$25,004	$24,300	—	—	—	$119,498
Mark A. Stansberry	$94,508	$25,004	$24,300	—	—	—	$143,812

(1)	The amounts in this column represent the grant date fair value of PostRock stock awards granted in 2010 in accordance with ASC Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the stock awards is calculated using the closing price of our common stock on the date of grant. For the PostRock stock awards to non-employee directors in 2010, the grant date fair value per share was $3.29. For additional information, see Note 13 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2010. These amounts do not correspond to the actual value that will be recognized by the director. The PostRock stock awards granted in 2010 vested on the date of grant.

(2)	The amounts in this column represent the grant date fair value of PostRock stock options granted in 2010 in accordance with ASC Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The six-year stock options granted to non-employee directors in 2010 had a grant date fair value per share of $2.43. For additional information, see Note 13 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2010. These amounts do not correspond to the actual value that may be recognized by the director. The PostRock stock options granted in 2010 have a six-year term and vested on the date of grant.

(3)	The aggregate number of restricted stock awards and the aggregate number of option awards outstanding at December 31, 2010 were as follows:

	Restricted
Name	Stock Awards	Stock Options

Nathan M. Avery	—	10,000
James D. Bennett(4)	—	10,000
William H. Damon III	7,600	10,000
Thomas J. Edelman	—	10,000
Gabriel A. Hammond(5)	7,600	10,000
Duke R. Ligon	7,600	10,000
J. Philip McCormick	7,600	10,000
Gary M. Pittman(5)	7,600	10,000
Jon H. Rateau(5)	7,600	10,000
Daniel L. Spears	7,600	10,000
Mark A. Stansberry	7,600	10,000

(4)	Mr. Bennett, a White Deer designee, resigned from the board of directors in January 2011. In connection with his resignation, Mr. Bennett forfeited his rights in his vested equity awards for a payment of $10.

(5)	Messers. Hammond, Pittman and Rateau are not standing for election at the annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the persons who served on our compensation committee during 2010 (i) was an officer or employee of PostRock during 2010 or (ii) other than with respect to Mr. Edelman and White Deer as described under “Certain Relationships and Related Transactions, and Director Independence — White Deer Investment,” had any relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of the persons who served on our compensation committee during 2010 was formerly one of our officers.

None of our executive officers during 2010 served as a (i) member of the compensation committee of another entity, one of whose executive officers served on our compensation committee; (ii) director of another entity, one of whose executive officers served on our compensation committee; or (iii) member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of Messrs. McCormick (Chair), Avery, Spears and Stansberry. The Audit Committee’s primary purpose is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The board of directors has determined that the members of the Audit Committee are independent under applicable provisions of the Securities Exchange Act of 1934 and NASDAQ listing standards.

Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements and issuing a report thereon. Accordingly, the Audit Committee’s responsibility is one of oversight. In this context, the Audit Committee discussed with UHY LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed with UHY its independence from us and received from UHY the written disclosures and the letter from UHY required by applicable requirements of the Public Company Accounting Oversight Board regarding UHY’s communications with the Audit Committee concerning independence. This discussion and disclosure informed the Audit Committee of the independence of UHY and assisted the Audit Committee in evaluating such independence. The Audit Committee also considered whether the provision of services by UHY not related to the audit of our financial statements and to the review of our interim financial statements is compatible with maintaining the independence of UHY. Finally, the Audit Committee reviewed and discussed our audited financial statements with our management, our internal auditors and UHY. Our management informed the Audit Committee that our audited financial statements had been prepared in accordance with accounting principles generally accepted in the United States.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the board of directors, and the board has approved, that these audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Respectfully submitted,

J. Philip McCormick, Chairman
Nathan Avery
Daniel Spears
Mark Stansberry

APPROVAL OF AMENDMENT OF 2010 LONG-TERM INCENTIVE PLAN
(Item 2 on Proxy Card)

Description of the Proposal

Our board of directors has approved an amendment of our 2010 Long-Term Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 2,000,000 shares. The board is requesting stockholders to approve the amendment.

Our 2010 Long-Term Incentive Plan was approved in 2010 to allow our eligible employees and non-employee directors to acquire or increase equity ownership of our company or to be compensated under the plan based on growth in our equity value and to strengthen their commitment to our success, to stimulate their efforts on our behalf and to assist us in attracting new employees and non-employee directors and retaining existing employees and non-employee directors. The plan is also intended to optimize our profitability and growth through incentives that are consistent with our goals, to provide incentives for excellence in individual performance, and to promote teamwork.

The following description of the material features of the plan is only a summary.

Eligibility

All employees of PostRock and its majority-owned subsidiaries and PostRock’s non-employee directors are eligible to receive awards under the plan, other than incentive stock options which may only be granted to employees of PostRock and its majority-owned corporate subsidiaries as determined under Section 424(f) of the Internal Revenue Code. No awards may be granted under the plan after March 5, 2020.

Administration

The plan is administered by the compensation committee of our board of directors. The committee selects the eligible employees and non-employee directors to whom awards are granted and sets the terms of such awards, including any performance goals applicable to annual and long-term incentive awards. The committee may delegate its authority involving routine administration under the plan to our officers or employees subject to guidelines prescribed by the committee. The committee may not, however, delegate its authority with respect to the grant of awards to our officers who are subject to Section 16 of the Exchange Act or who are reasonably likely to be subject to Section 162(m) of the Internal Revenue Code.

The committee may recoup from an employee or non-employee director who engages in conduct which is fraudulent, negligent or not in good faith and which (1) disrupts, damages, impairs or interferes with the business, reputation or employees of PostRock or its subsidiaries, or (2) causes a subsequent adjustment or restatement of our reported financial statements, all or a portion of the amounts granted or paid under the plan within five years of the conduct.

Shares Reserved for Awards; Limits on Awards

The plan initially provided for up to 850,000 shares of our common stock to be used for awards. As of March 14, 2011, 270,464 shares remained available for awards under the plan. Assuming the amendment of the plan is approved, the total shares available for future grant as of March 14, 2011 would be 2,270,464, subject to the adjustment provisions described below. The number of shares of common stock that are subject to awards under the plan that (1) are forfeited, terminated or expire unexercised, (2) are settled in cash in lieu of shares of common stock or (3) are not actually issued due to net settlement of an award or our tax withholding obligations with respect to an award, in each case, will again become available for awards.

The number of shares of common stock authorized for awards, the exercise price of awards and the limitations described in the following paragraph are subject to adjustment to reflect a stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or similar events as necessary to maintain the proportionate interest of the holders of outstanding awards and to preserve the value of outstanding awards, except that no adjustment or substitution of awards will be made that results in noncompliance with the requirements of Section 409A of the Internal Revenue Code.

No grantee may be granted, during any one calendar year, stock options or stock appreciation rights or SARs that are exercisable for more than 150,000 shares of our common stock. No grantee may be granted, during any one calendar year, equity awards other than options or SARs covering or relating to more than 150,000 shares of common stock. No grantee may be granted awards (other than awards described in the preceding two sentences) for any one calendar year having a value determined on the date of the grant of the award in excess of $1,500,000. Subject to the foregoing limitations, the maximum number of shares that may be issued under the plan with respect to incentive stock options is 850,000. Assuming the amendment of the plan is approved, the maximum number of shares that may be issued under the plan in the form of incentive stock options is 2,850,000.

General Terms of Awards

The committee will select the grantees and set the term of each award, which may not be more than ten years from the date of grant for options and SARs. The committee has the power to determine the terms of the awards granted, including the number of shares subject to each award, any performance goals, the form of consideration payable upon exercise, the period in which the award may be exercised after termination of employment, treatment of dividends or dividend equivalents, and all other matters. The exercise price of an option and the grant price of an SAR must be at least the fair market value (as defined in the plan) of a share of common stock as of the grant date, unless the award is replacing an award granted by an entity that is acquired by PostRock or one of its subsidiaries. The committee will also set the vesting conditions of the award.

Awards granted under the plan generally are not transferable by the grantee other than by the laws of descent and distribution and, to the extent applicable, are exercisable during the lifetime of the grantee only by the grantee or the grantee’s guardian or legal representative. An award agreement (other than with respect to an incentive stock option) may, however, provide for the transfer of an award in limited circumstances to certain members of the grantee’s family or a trust or trusts established for the benefit of such a family member.

Other terms and conditions of each award will be determined by the committee and will be set forth in the award agreement evidencing the award. Changes to the terms of an award after it is granted generally are subject to the consent of the grantee if the change would materially adversely affect the grantee’s rights under the award.

Stock Options

The plan will permit the grant of incentive stock options, which qualify for special tax treatment, to eligible employees, and non-qualified stock options to eligible employees and non-employee directors. The exercise price for any stock option will not be less than the fair market value of a share of common stock on the date of grant. No stock option may be exercised more than ten years after the date of grant. Generally, the plan prohibits the reduction of the exercise price of outstanding options unless the reduction is approved by our stockholders.

Restricted Shares and Restricted Share Units

Restricted shares of common stock and restricted share units may also be awarded under the plan. The restricted share awards will vest and become transferable upon the satisfaction of conditions set forth in the applicable award agreement. Restricted share unit awards may be settled in cash, common stock, or a combination of cash and common stock, as determined by the committee. Restricted share and restricted share unit awards may be forfeited if, for example, the recipient’s employment terminates before the award vests or performance goals are not met. A grantee of restricted shares (but not restricted share units) shall have all the rights of a stockholder as of the grant date of the award.

Bonus Shares and Deferred Shares

The committee may grant shares of common stock to grantees from time to time as a bonus. Such shares may be paid on a current basis or may be deferred and paid in the future. The committee may impose such conditions or restrictions on any such bonus shares and deferred shares as it may deem advisable, including time-vesting restrictions and deferred payment features.

Stock Appreciation Rights

SARs may be granted either singly (freestanding SARs) or in combination with underlying stock options (tandem SARs). SARs entitle the holder upon exercise to receive a number of shares of common stock equal in value to the excess of the fair market value of the shares covered by such SAR over the grant price. The grant price for SARs will not be less than the fair market value of the common stock on the SAR’s date of grant. The payment upon an SAR exercise may be settled in whole shares of equivalent value, cash or a combination thereof. Fractional shares will be paid in cash. Generally, the plan prohibits the reduction of the exercise price of outstanding SARs unless the reduction is approved by our stockholders.

Performance Awards

Without limiting the type or number of awards that may be made under the other provisions of the plan, an award may be in the form of a performance award. The committee will determine the terms, conditions and limitations applicable to a performance award. The committee will set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and amount of performance awards that will be paid out to the grantee and the portion that may be exercised.

Qualified performance awards are performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows deductions for compensation in excess of $1 million for certain executive officers unless it meets the requirements for being performance-based (as defined by Section 162(m)). Special rules apply in the case of stock options and SARs. The plan contains provisions consistent with these requirements for qualified performance awards. Qualified performance awards (other than stock options and SARs) will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established objective performance goals established by the committee prior to the earlier of (a) 90 days after the commencement of the period of service to which the performance goals relate or (b) the lapse of 25% of the period of service and while the outcome is substantially uncertain.

A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. A performance goal may be based on one or more business criteria that apply to the grantee, one or more business units, divisions or sectors of PostRock, or PostRock as a whole, and, if determined by the committee, by comparison with a peer group of companies. A “performance goal” may include one or more of the following:

•	revenue and income measures (which include revenue, revenue growth, gross margin, income from operations, net income, pro forma net income, net sales, sales growth, earnings before income, taxes, depreciation and amortization (“EBITDA”), EBITDA per share, and earnings per share);

•	expense measures (which include costs of goods sold, operating expenses, cost reduction, controls or savings, lease operating expense, selling, general and administrative expenses, and overhead costs);

•	financial measures (which include working capital, change in working capital, financing of operations, net borrowing, credit quality or debt rating, and debt reduction);

•	profit measures (which include net profit before tax, gross profit, and operating income or profit);

•	operating measures (which include production volumes, margin, oil and gas production, drilling results, reservoir production replacement, reserve additions and other reserve measures, production costs, finding costs, development costs, productivity and operating efficiency);

•	cash flow measures (which include net cash flow from operating activities and working capital, cash flow per share and free cash flow);

•	leverage measures (which include debt-to-equity ratio and net debt);

•	market measures (which include fair market value per share, stock price, book value per share, stock price appreciation, relative stock price performance, total stockholder return, market capitalization measures and market share);

•	return measures (which include return on equity, return on designated assets, return on net assets, return on invested capital, return on capital, profit returns/margins, economic value added, and return on revenue);

•	corporate value measures (which include compliance, safety, environmental, personnel matters, customer satisfaction or growth, employee satisfaction and strategic initiatives); and

•	other measures such as those relating to acquisitions or dispositions.

Performance goals are not required to be based upon an increase or positive result under a particular business criterion and could include maintaining the status quo or limited economic losses (measured, in each case, by reference to specific business criteria). Prior to the payment of any compensation based on the achievement of performance goals, the committee is required to certify in writing that the applicable performance goals were satisfied.

Nonqualified performance awards are performance awards that are not intended to qualify as performance-based compensation under Section 162(m). Nonqualified performance awards will be based on achievement of such performance goals and be subject to such terms, conditions and restrictions as the committee determines.

If a grantee of a performance award is promoted, demoted or transferred to a different business unit of our company during a performance period, then the committee may adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make them appropriate and comparable to the initial performance goals or performance period, subject to the requirements of Section 162(m) if the award is a qualified performance award.

Cash Awards

The committee may grant awards in the form of cash. The terms, conditions and limitations applicable to any cash awards granted pursuant to the plan will be determined by the committee.

Certain U.S. Federal Income Tax Consequences

Based on current provisions of the Internal Revenue Code and the existing regulations thereunder, the anticipated material U.S. federal income tax consequences of awards granted under the plan are as described below. The following discussion is not intended to be a complete discussion of applicable law and is based on the U.S. federal income tax laws as in effect on the date hereof.

Non-Qualified Stock Options

The grantee of a non-qualified option does not recognize taxable income on the date of grant of the non-qualified option, provided that the non-qualified option does not have a readily ascertainable fair market value at the time it is granted. In general, the grantee must recognize ordinary income at the time of exercise of the non-qualified option in the amount of the difference between the fair market value of the shares of common stock on the date of exercise and the option exercise price. In the case of an employee, ordinary income recognized will constitute compensation for which tax withholding generally will be required. The amount of ordinary income recognized by a grantee will be deductible by us in the year that the grantee recognizes the income if we comply with the applicable withholding requirements.

Shares of common stock acquired upon the exercise of a non-qualified option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the common stock generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the common stock, the grantee will recognize long-term capital gain or loss if the grantee has held the common stock for more than one year prior to disposition, or short-term capital gain or loss if the grantee has held the common stock for one year or less.

If a grantee pays the exercise price, in whole or in part, with previously acquired common stock, the grantee will recognize ordinary income in the amount by which the fair market value of the shares of common stock received exceeds the exercise price. The grantee will not recognize gain or loss upon delivering the previously acquired common stock to us. Common stock received by a grantee, equal in number to the previously acquired shares of common stock exchanged therefore, will have the same basis and holding period for capital gain purposes as the previously acquired common stock. Common stock received by a grantee in excess of the number of such previously acquired shares of common stock will have a basis equal to the fair market value of the additional shares of common stock as of the date ordinary income is recognized. The holding period for the additional common stock will commence as of the date of exercise or such other relevant date.

Incentive Stock Options

An employee who is granted an incentive stock option, or ISO, as defined in Section 422 of the Internal Revenue Code, does not recognize taxable income either on the date of grant or on the date of exercise of the ISO. However, upon the exercise of an ISO, the difference between the fair market value of the common stock received and the option price is, however, a tax preference item potentially subject to the alternative minimum tax.

Upon disposition of shares of common stock acquired from the exercise of an ISO, long-term capital gain or loss is generally recognized in an amount equal to the difference between the amount realized on the sale or disposition and the exercise price. However, if the employee disposes of the common stock within two years of the date of grant of the ISO or within one year of the date of exercise of the ISO (a “Disqualifying Disposition”), then the employee will recognize ordinary income, as opposed to capital gain, at the time of disposition. In general, the amount of ordinary income recognized will be equal to the lesser of (a) the amount of gain realized on the disposition, or (b) the difference between the fair market value of the common stock received on the date of exercise and the exercise price. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on the period of time the common stock has been held. We are not entitled to a tax deduction upon either the exercise of an ISO or the disposition of common stock acquired pursuant to the exercise of an ISO, except to the extent that the employee recognizes ordinary income in a Disqualifying Disposition. For alternative minimum taxable income purposes, on the later sale or other disposition of the common stock, generally only the difference between the fair market value of the common stock on the exercise date and the amount realized on the sale or disposition is includable in alternative minimum taxable income.

If an employee pays the exercise price, in whole or in part, with previously acquired common stock, the exchange should not affect the ISO tax treatment of the exercise. Upon the exchange, and except as otherwise described in this summary, no gain or loss is recognized by the employee upon delivering previously acquired shares of common stock to us as payment of the exercise price. The shares of common stock received by the employee, equal in number to the previously acquired shares of common stock exchanged therefore, will have the same basis and holding period for capital gain purposes as the previously acquired shares of common stock. The employee, however, will not be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements. Common stock received by the employee in excess of the number of previously acquired shares of common stock will have a basis of zero and a holding period which commences as of the date the shares of common stock are transferred to the employee upon exercise of the ISO. If the exercise of any ISO is effected using common stock previously acquired through the exercise of an ISO, the exchange of the previously acquired common stock will be considered a disposition of the common stock for the purpose of determining whether a Disqualifying Disposition has occurred.

Stock Appreciation Rights

To the extent that the requirements of the Internal Revenue Code are met, the grantee of an SAR does not recognize taxable income on the date of grant of the SAR. When a grantee exercises the SAR, payments made in shares of common stock or cash are normally includable in the grantee’s gross income as ordinary income for income tax purposes. We will be entitled to deduct the same amount in the same year that the income is recognized by the grantee. In the case of a payment in shares, the includable amount and corresponding deduction each equal the fair market value of the common stock payable on the date of exercise. In the case of an employee, the amount of ordinary income recognized will constitute compensation for which tax withholding generally will be required.

Restricted Shares

The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the common stock is no longer subject to substantial risk of forfeiture or is freely transferable. At the time the restrictions lapse, the grantee will recognize ordinary income equal to the then fair market value of the shares. The grantee may, however, make a timely election under Section 83(b) of the Internal Revenue Code to include the value of the shares in gross income in the year such restricted shares are granted despite such restrictions. In the case of an employee, the amount of ordinary income recognized will constitute compensation for which tax withholding generally will be required. Generally, we will be entitled to deduct the fair market value of the shares of common stock transferred to the grantee as a business expense in the year the grantee recognizes the income.

Restricted Share Units

A grantee will not have taxable income upon the grant of a restricted share unit award but rather will generally recognize ordinary income at the time the grantee receives common stock or cash in satisfaction of such restricted share unit award in an amount equal to the fair market value of the common stock or cash received. In the case of an employee, the amount of ordinary income recognized will constitute compensation for which tax withholding generally will be required. Generally, we will be entitled to a deduction equal to the amount of income recognized by the grantee.

Deferred Shares

Generally, the grantee will not recognize ordinary income until shares of common stock become payable under the deferred share award, even if the award vests in an earlier year. In the case of an employee, the amount of ordinary income recognized will constitute compensation for which tax withholding generally will be required. We will generally be entitled to deduct the amount the grantee includes in income in the year of payment.

Other Awards

Any cash payments or the fair market value of any common stock or other property the grantee receives in connection with other stock-based awards, incentive awards, or as unrestricted payments equivalent to dividends on unfunded awards or on restricted stock are includable in income in the year received or made available to the grantee without substantial limitations or restrictions. In the case of an employee, the amount of ordinary income recognized will constitute compensation for which tax withholding generally will be required. Generally, we will be entitled to deduct the amount the grantee includes in income in the year of payment.

Certain Code Limitations on Deductibility

In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. Our ability to obtain a deduction for future payments under the plan could also be limited by Section 280G of the Internal Revenue Code, which provides that certain excess parachute payments made in connection with a change in control of an employer are not deductible. Our ability to obtain a deduction for amounts paid under the plan could also be affected by Section 162(m) of the Internal Revenue Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to our executives who are “covered employees” as defined under Section 162(m) to $1 million during any taxable year in the case of non-performance-based compensation. It is intended that the approval of the plan by stockholders in 2010 satisfies certain of the requirements for the performance-based exception, and we will be able to comply with the requirements of the Code and Treasury Regulation Section 1.162-27 with respect to the grant and payment of certain performance-based awards (including certain options and SARs) under the plan so as to be eligible for the performance-based exception. However, it may not be possible in all cases to satisfy all of the requirements for the exception and we may, in its sole discretion, determine that in one or more cases it is in our best interests to not satisfy the requirements for the performance-based exception.

Section 409A

Section 409A of the Internal Revenue Code generally provides that any deferred compensation arrangement which does not meet specific requirements regarding timing and form of payment of deferred compensation may result in immediate taxation of any deferred amounts, along with a 20% additive income tax and interest. Section 409A may be applicable to certain awards under the plan. To the extent applicable, we intend that the plan and awards subject to Section 409A satisfy the requirements of Section 409A.

Other Tax Consequences

State tax consequences may in some cases differ from those described above. Awards under the plan will, in some instances, be made to employees who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

Other Information

The plan became effective on March 5, 2010 upon consummation of the recombination and will remain in effect, subject to the right of our board of directors to amend or terminate the plan (subject to certain limitations set forth in the plan) at any time, until the earlier of the 10th anniversary of its effective date or at such time as all shares subject to it shall have been purchased or acquired according to the plan’s provisions. Any awards granted before the plan is terminated may extend beyond the expiration date.

Our board of directors may at any time alter, amend, suspend or terminate the plan in whole or in part without the approval of our stockholders, except to the extent our board of directors determines it is desirable (i) to obtain approval of our stockholders, (ii) to retain eligibility for exemption from the limitations of Section 162(m) of the Internal Revenue Code, (iii) to comply with the requirements for listing on any exchange where our shares are listed or (iv) for any other purpose our board of directors deems appropriate. No termination, amendment or modification of the plan may materially adversely affect any award previously granted under the plan without the written consent of the grantee of such award.

Plan Benefits

Any future awards granted to directors, executive officers and non-executive officer employees under the plan are subject to the discretion of the compensation committee and, therefore, are not determinable at this time.

The following table presents the number of shares of our common stock subject to stock options, the number of restricted stock awards and the aggregate grant date fair value of such awards granted under the plan during 2010 to our chief executive officer, the other named executive officers, the current executive officers as a group, all non-executive officers and employees as a group and all non-employee directors as a group.

			Aggregate
		Restricted	Grant
	Stock	Stock	Date Fair
Name and Position	Options	Awards	Value(1)

David C. Lawler	125,000	14,036	$425,740
President and Chief Executive Officer and Director
Stephen L. DeGiusti	30,000	—	$67,200
General Counsel and Secretary
Jack T. Collins	30,000	—	$67,200
Chief Financial Officer
All current executive officers as a group	275,000	14,036	$761,740
All non-executive officers and employees as a group	109,700	—	$245,728
All non-employee directors as a group	110,000	60,800	$467,332

(1)	These amounts represent the full fair value of stock options and restricted stock awards as calculated under ASC Topic 718. For the relevant assumptions used to determine the valuation of our awards, see Notes 6 and 10 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2010. These amounts do not correspond to the actual value that will be recognized by the officer or director.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the approval of the amendment of the plan requires the affirmative vote of at least a majority of the votes cast on the matter. Your board of directors recommends a vote “FOR” approval of the amendment of the plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Item 3 on Proxy Card)

UHY LLP has been appointed by the Audit Committee as the independent registered public accountant firm for us and our subsidiaries for the year ending December 31, 2011. This appointment is being presented to the stockholders for ratification. Representatives of UHY LLP are expected to be present at the annual meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from stockholders.

Vote Required and Board Recommendation

If a quorum is present at the annual meeting, the ratification of the appointment of UHY LLP requires the affirmative vote of at least a majority of the votes cast on the matter. Your board of directors recommends a vote “FOR” such ratification.

If the stockholders fail to ratify the appointment of UHY as our independent registered public accounting firm, it is not anticipated that UHY will be replaced in 2011. Such lack of approval will, however, be considered by the Audit Committee in selecting our independent registered public accounting firm for 2012.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by UHY LLP for the audit of our annual financial statements for the years ended December 31, 2010 and 2009, respectively, and fees billed for other services rendered by UHY LLP during those periods.

	2010	2009
	(In millions)

Audit Fees(1)	$1.2	$2.7
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—

Total	$1.2	$2.7

(1)	Audit Fees include fees billed for services performed to comply with Generally Accepted Auditing Standards (GAAS), including the recurring audit of our consolidated financial statements for such period included in the Annual Report on Form 10-K and for the reviews of the consolidated quarterly financial statements included in the Quarterly Reports on Form 10-Q filed with the SEC. Included in these fees during 2009 are costs related to the restatement and reaudit of the consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2008. This category also includes fees for audits provided in connection with statutory filings or procedures related to the audit of income tax provisions and related reserves, consents, assistance with and review of documents filed with the SEC and comfort letters.

(2)	Audit-Related Fees include fees for services associated with assurance and reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding GAAP, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. This category also includes audits of pension and other employee benefit plans, as well as the review of information systems and general internal controls unrelated to the audit of the financial statements. During 2009 and 2010, UHY LLP did not bill us any amount for audit-related fees.

(3)	Tax fees consist of fees related to the preparation and review of our federal and state income tax returns and tax consulting services. During 2009 and 2010, UHY LLP did not bill us any amount for tax fees.

All services to be performed by the independent public accountants must be pre-approved by the Audit Committee, which has chosen not to adopt any pre-approval policies for enumerated services and situations, but instead has retained the sole authority for such approvals.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2012 Annual Meeting

To be included in the proxy materials for the 2012 annual meeting, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement must be received by us no later than November 22, 2011. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal if notice of the proposal is not received by us in accordance with the advance notice requirements of our bylaws discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested. No stockholder proposals have been received for inclusion in this proxy statement.

Our bylaws provide the manner in which stockholders may give notice of business and director nominations to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and on the record date for the determination of stockholders entitled to vote at the annual meeting and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, our principal office at least 90 days but not more than 120 days prior to the first anniversary of the prior year’s annual meeting date. Accordingly, for the 2012 annual meeting, notice will have to be delivered or received by us no earlier than January 11, 2012 or later than February 10, 2012. If, however, the scheduled annual meeting date differs from such anniversary date by more than 30 days, then notice of an item to be brought before the annual meeting may be timely if it is delivered or received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or, if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which the notice of such meeting was mailed to stockholders or the day on which such public disclosure was made. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors. All notices should be directed to Secretary, PostRock Energy Corporation, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102. Under current SEC rules, we are not required to include in our proxy statement any director nominated by a stockholder using this process. If we choose not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.

Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Annual Report on Form 10-K

Copies of our annual report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, are available without charge to stockholders upon request to North Whipple, Manager, Corporate Development & Investor Relations, at the principal executive offices of PostRock Energy Corporation, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102.

Householding

The SEC permits a single copy of the Notice to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one copy of the Notice unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate copy of the Notice in the future, or if any such beneficial stockholder that elected to continue to receive separate copies of the Notice wishes to receive a single copy of the Notice in the future, that stockholder should contact their broker or send a request to the corporate secretary at our principal executive offices, 210 Park Avenue, Suite 2750, Oklahoma City, Oklahoma 73102, telephone number (405) 600-7704. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the Notice to a beneficial stockholder at a shared address to which a single copy of the Notice was delivered.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

PostRock Energy
Corporation

INTERNET
http://www.proxyvoting.com/pstr
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

94203	Fulfillment 94362
▼  FOLD AND DETACH HERE  ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES AND “FOR” ITEMS 2 AND 3.	Please mark your votes as indicated in this example	☒

1.	To elect nine directors to serve for terms of one year. Nominees:	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
01 Nathan M. Avery 02 William H. Damon III 03 Thomas J. Edelman 04 David C. Lawler 05 Duke R. Ligon	06 J. Philip McCormick 07 James E. Saxton, Jr. 08 Daniel L. Spears 09 Mark A. Stansberry	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	To approve an amendment to the 2010 Long-Term Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan by 2,000,000 shares.	☐	☐	☐

3.	To ratify the appointment of UHY LLP as independent registered public accounting firm for 2011.	☐	☐	☐

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the
“Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your PostRock Energy Corporation account online.
Access your PostRock Energy Corporation account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for PostRock Energy Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect ®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. Statement and the 2010 Annual Report to Stockholders are available at: http://www.proxyvoting.com/pstr
▼  FOLD AND DETACH HERE  ▼
PROXY
PostRock Energy Corporation
Annual Meeting of Stockholders — May 10, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints David C. Lawler and Stephen L. DeGiusti, and each of them, with power to act without the other and with power of substitution and resubstitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of PostRock Energy Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of PostRock Energy Corporation to be held May 10, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at such meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	94203	Fulfillment 94362